Exhibit 99.2

Synagro Technologies Announces Pricing of Tender Offer

    HOUSTON--(BUSINESS WIRE)--June 15, 2005--Synagro Technologies, Inc. (Nasdaq Small Cap:SYGR), ("the Company") announced today the pricing terms of its previously announced cash tender offer and consent solicitation for all $150 million of its outstanding 9 1/2% Senior Subordinated Notes due 2009. The Offer is fully subscribed and withdrawal rights expired on June 7, 2005.
    The total consideration for each $1,000 principal amount of Notes validly tendered and not revoked prior to 5:00 p.m. Eastern Daylight Time (EDT), on Thursday, June 9, 2005 (the "Consent Payment Deadline") is $1,087.64, which includes a consent payment of $30.00. The total consideration was determined by reference to a fixed spread of 50 basis points over the yield of the 1-1/2 percent U.S. Treasury Note due March 31, 2006, which yield was calculated at 2:00 p.m. EDT, on June 15, 2005. The reference yield and the tender offer yield are 3.501% and 4.001%, respectively. Holders of Notes tendered on or prior to the Consent Payment Deadline will also receive accrued and unpaid interest on the Notes up to, but not including, the initial payment date for the Offer, which is currently expected to be on or about June 21, 2005.
    The tender offer is scheduled to expire at 5:00 p.m. EDT, on June 29, 2005, unless extended or earlier terminated (the "Expiration Date").
    The tender offer and consent solicitation continue to be subject to the satisfaction or waiver of certain conditions, including the satisfaction of the Transactions Condition and the General Conditions, each as further described in the Offer to Purchase. There can be no assurance that any of such conditions will be met.
    The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase, copies of which may be obtained by contacting D. F. King & Co., Inc., the depositary and information agent for the offer, at 212-269-5550 (collect) or 800-659-5550 (U.S. toll-free). Banc of America Securities LLC and Lehman Brothers Inc. are the dealer managers and solicitation agents for the tender offer and consent solicitation. Additional information concerning the tender offer and consent solicitation may be obtained by contacting Banc of America Securities LLC, High Yield Special Products, at 704-388-9217 (collect) or 888-292-0070 (U.S. toll-free)
or Lehman Brothers Inc., Liability Management Group, at 212-528-7581 (collect) or 800-438-3242 (U.S. toll-free).
    This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are being made solely by the Offer to Purchase.
    Synagro Technologies, Inc. believes that it is the largest recycler of biosolids and other organic residuals in the United States and it believes that it is the only national company focused exclusively on the estimated $8 billion organic residuals industry, which includes water and wastewater residuals. The Company serves approximately 600 municipal and industrial water and wastewater treatment accounts with operations in 37 states and the District of Columbia. The Company offers a broad range of water and wastewater residuals management services focusing on the beneficial reuse of organic, nonhazardous residuals resulting from the wastewater treatment process, including drying and pelletization, composting, product marketing, incineration, alkaline stabilization, land application, collection and transportation, regulatory compliance, dewatering, and facility cleanout services.
    While the Company's shares will continue to be traded on the Nasdaq SmallCap Market, its shares are also expected to begin trading tomorrow on the Archipelago Exchange, or ArcaEx.
    This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to (1) the risk that the Company's new credit facility, Follow-On Equity Offering, and tender offer discussed herein might not close, (2) unseasonable weather, (3) changes in government regulations, (4) the ability to find, timely close, and integrate acquisitions, and (5) the ability to access debt and equity financing when needed. Other factors are discussed in the Company's periodic filings and registration statements filed with the Securities and Exchange Commission.

    CONTACT: Synagro Technologies, Inc., Houston
             Robert C. Boucher, Jr., 713-369-1700